EXHIBIT 99.1

News Release

Mattson Technology Contact
Ludger Viefhues
Mattson Technology, Inc.
tel 510-492-6241
fax 510-492-5963
ludger.viefhues@mattson.com

MATTSON TECHNOLOGY, INC ADOPTS STOCKHOLDER RIGHTS PLAN

FREMONT, Calif. — July 28, 2004 — Mattson Technology, Inc. (NASDAQ: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today announced that its Board of Directors has adopted a Stockholder Rights Plan. The objective of the Plan is to enable all stockholders of Mattson to receive the full value of their investment in the event of an unsolicited takeover bid for the Company.

The Plan was not adopted in response to, or in contemplation of, any proposal to acquire control of the Company and is not intended to deter fair offers for Mattson’s common shares.

Under the Plan, stockholders of record at the close of business on August 15, 2005 will receive one share purchase Right for each share of Mattson Common Stock held on that date.

The Rights, which will initially trade with the Common Stock and represent the right to purchase one one-thousandth of a share of the new Preferred Stock at $55.00 per Right, become exercisable when a person or group acquires 15% or more of Mattson’s Common Stock without prior Board approval. In that event, the Rights permit Mattson stockholders, other than the acquiror, to purchase Mattson Common Stock having a market value of twice the exercise price of the Rights, in lieu of the Preferred Stock. Alternatively, when the Rights become exercisable, the Board of Directors may authorize the issuance of one share of Mattson Common Stock in exchange for each Right that is then exercisable. In addition, in the event of certain business combinations, the Rights permit the purchase of the Common Stock of an acquiror at a 50% discount. Rights held by the acquiror will become null and void in each case. Prior to a person or group acquiring 15%, the Rights can be redeemed for $0.001 each by action of the Board.

The Rights expire on July 27, 2015. The Rights distribution will not be taxable to stockholders and will be payable to stockholders of record on August 15, 2005.

About Mattson Technology, Inc.

Mattson Technology, Inc. is the leading supplier of dry strip equipment and the second largest supplier of rapid thermal processing equipment in the global semiconductor industry. The company’s strip and RTP equipment utilize innovative technology to deliver advanced processing performance and productivity gains to semiconductor manufacturers worldwide for the fabrication of current- and next-generation devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, Calif. 94538.  Telephone: (800) MATTSON/(510) 657-5900.  Fax: (510) 492-5911. Internet: www.mattson.com.